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Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated December 5, 2007, except for Note 15, as to which the date is January 2, 2008, with respect to the financial statements of Fifth Street Mezzanine Partners III, L.P. (predecessor to Fifth Street Finance Corp.) as of September 30, 2007 and for the period February 15, 2007 (inception) through September 30, 2007, contained in the Registration Statement (No. 333-146743) and Prospectus on Pre-Effective Amendment No. 3 to Form N-2. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Independent Registered Public Accounting Firm."

/s/ GRANT THORNTON LLP
New York, New York
May 28, 2008

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM